Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA BEIJING HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com D: +1 212 225 2130 ltsu@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME
May 13, 2025

Somnigroup International Inc.
1000 Tempur Way
Lexington, Kentucky 40511

Ladies and Gentlemen:

We have acted as special counsel to Somnigroup International Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the offering by Steenbok Newco 9 Limited (the “Selling Stockholder”) pursuant to a registration statement on Form S-3 of 15,376,743 shares of the Company’s common stock, par value $0.01 per share (the “Securities”). Such registration statement, as amended as of its most recent effective date (May 12, 2025) insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated February 28, 2025, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated May 12, 2025, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated May 12, 2025, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Underwriting Agreement dated May 12, 2025 (the “Underwriting Agreement”) among the Company, the Selling Stockholder and Goldman Sachs & Co. LLC, as the underwriter;

(b)	the Registration Statement;

(c)	the Pricing Prospectus;

(d)	the Final Prospectus;

(e)
a certificate of Equinti Trust Company, LLC, as registrar and transfer agent for the Securities, certifying that the Securities have been duly registered or otherwise established in the systems of The Depository Trust Company; and

(c)	the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware, and Eighth Amended and Restated By‑Laws of the Company.

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities to be offered and sold by the Selling Stockholder are validly issued by the Company and fully paid and nonassessable.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except no such assumption is made as to the Company regarding matters of the Delaware General Corporation Law that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 13, 2025. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Lillian Tsu
Lillian Tsu, a Partner